Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
JUNE 10, 2011

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRELIMINARY VOTING
RESULTS FROM ANNUAL SHAREHOLDER MEETING

Nominees to the Board of Directors Receive Broad-Based Support
and Are Elected for Two-Year and Three-Year Terms

Proposal to Approve, on an Advisory Basis, the Compensation of
Chesapeake’s Named Executive Officers Passes

Shareholder Proposal Requesting an Advisory Shareholder Vote on
Director Compensation Fails

OKLAHOMA CITY, OKLAHOMA, JUNE 10, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today announced preliminary voting results from its Annual Shareholder Meeting held today at the company’s Oklahoma City headquarters.  The nominees to the Board of Directors received broad-based support and were elected to serve two-year and three-year terms.  Aubrey K. McClendon received approximately 78% of the votes cast, Don Nickles received approximately 79% of the votes cast and Kathleen M. Eisbrenner and Louis A. Simpson both received approximately 99% of the votes cast.

The voting results indicate that the proposal to approve an amendment to Chesapeake’s Long-Term Incentive Plan and the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 both passed with approximately 79% and 98% of the votes cast, respectively.

The proposal to approve, on an advisory basis, the compensation of Chesapeake’s named executive officers passed, receiving affirmative votes representing approximately 58% of the votes cast.  With approximately 90% of the votes cast, shareholders selected one year for the frequency of future advisory votes on the compensation of Chesapeake’s named executive officers.

The shareholder proposal requesting an advisory vote on director compensation failed, receiving affirmative votes representing only approximately 43% of the votes cast.

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippian, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154